Exhibit 2
Date            September 20, 2004
Our reference   TvK/hj/2004, 110
Page            1






Ms. Melinda VanLuit                                    Executive Board
JPMorgan Chase Bank                                    F.J.G.M. Cremers
500 Stanton Christina Road                             CFO
Newark, DE 19713
USA

BY FAX: +302-552-0340

Date                  September 20, 2004
Our reference         TvK/hj/2004,110
Direct phone          +31 23 5 46 36 32
Direct fax            +31 23 5 46 39 38
E-mail                f.cremers@hq.vnu.com
Subject               ADR Depositary

Dear Ms. VanLuit,

     By this letter, and pursuant to the Deposit Agreement dated as of May 1, 1990, as amended, (the "Deposit Agreement") among VNU NV (the "Company"), Morgan Guaranty Trust Company ("JPMorgan Chase Bank"), as Depositary, and the holders from time to time of American Depositary Receipts issued thereunder (the "Receipt"), the Company, hereby gives notice of its intention to remove JPMorgan Chase Bank as Depositary under the Deposit Agreement and to appoint The Bank of New York ("BNY") as successor Depositary thereunder. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Deposit Agreement. By execution of this letter in the space provided below, BNY accepts its appointment as successor Depositary under the Deposit Agreement, effective on or about October 25, 2004 or such other date as is mutually agreed between the Company, JPMorgan Chase Bank and BNY (the "Succession Date"). BNY also agrees to be bound by the terms of this letter and to perform its obligations set forth herein.

     In connection with this appointment and in accordance with the Deposit Agreement and in confirmation of the provisions of the foregoing paragraph, the Company requests that JPMorgan Chase Bank (i) transfer to BNY all of its rights and powers under the Deposit Agreement, (ii) duly assign, transfer, and deliver all right, title, and interest in the Deposited Securities to BNY, and (iii) deliver to BNY a list of the Holders of all outstanding American Depositary Receipts on its books for the registration thereof on the Succession Date. By execution of this letter in the space provided below, JPMorgan Chase Bank agrees to the immediate effectiveness of such assignment and transfer and agrees to effect such deliveries as soon as is reasonably possible.

     By this letter and pursuant to the Deposit Agreement, the Company hereby gives notice of its intention to remove JPMorgan Chase Bank as registrar for the registry of Receipts or American Depositary Shares evidenced thereby on any stock exchanges or securities markets in the United States, effective on the Succession Date. By signing this letter agreement, BNY hereby agrees to act as substitute registrar effective on the Succession Date.

     By separate letter, BNY will provide you with the first requests for information in order to ensure a smooth transition for our ADR holders. Effective on the Succession Date. JPMorgan Chase's custodian, acting as agent for JPMorgan Chase Bank as the original Depositary, shall cease to act as Custodian and a Custodian or Custodians appointed by BNY shall become the substitute custodian. BNY will contact you and your current Custodian directly regarding delivery of the Deposited Securities and any relevant records to the substitute Custodian.

     In accordance with the Deposit Agreement, The Bank of New York will promptly mail notice of its appointment and of the appointment of the substitute Custodian to the record holders of Receipts in the manner provided in the Deposit Agreement, and accordingly will coordinate with you with respect to such notice.

     The Bank of New York will absorb your reasonable out-of-pocket expenses in connection with the transition. We understand that you will not and by JPMorgan Chase's execution of this letter JPMorgan Chase confirms that it will not, charge the Company or any Holder any fees or any additional expense or other charges associated with this change of Depositaries.

     Please execute both of the enclosed copies of this letter in the space provided below and return them to me.

     We thank you for your assistance with our ADR program and we appreciate your cooperation in this matter.

                                     With kind regards,

                                     VNU NV


                                     By: /s/ F.J.G.M. Cremers
                                         --------------------
                                     Name: F.J.G.M. Cremers
                                     Title: Member Executive Board and CFO




                                     The Bank of New York


                                     By: /s/ David S. Stueber
                                         --------------------
                                     Name: David S. Stueber
                                     Title: Managing Director




                                     JPMorgan Chase Bank


                                     By: ____________________
                                     Name:
                                     Title: